KAR Auction Services, Inc.
Q3 2015 Supplemental Financial Information
November 4, 2015

Third Quarter and YTD 2015 Highlights

Summary

•	13% revenue growth, 9% Adjusted EBITDA growth and 4% growth in Adjusted Net Income

•	For the first nine months of year, returned $342.4 million to shareholders via dividend and common stock repurchases, retiring approximately 5.3 million shares

•	5% growth in Adjusted EPS to $0.42 and 9% growth in Operating Adjusted EPS to $0.47

•	Ended quarter with net debt / Adjusted EBITDA of 2.83X

ADESA

•	15% volume growth, 14% revenue growth and 16% growth in Adjusted EBITDA

•	13% physical volume sold growth

•	Announced TradeRev expansion into the Carolinas and Florida

IAA

•	16% growth in volume

•	13% growth in revenue

•	Launched Total Loss Solutions Suite of Products

•	Inventory increased approximately 20% year over year

AFC

•	Achieved growth in volumes and revenue of 13% and 9%, respectively

•	Managed receivables at September 30 were $1,529.6 million – an increase of 19% over September 30, 2014

•	Managed portfolio over 99% current as of 9/30/15

KAR Auction Services, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended September 30, 2015
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$29.6	$19.9	$22.1	$(19.3)	$52.3
Add back:
Income taxes	16.0	11.4	13.6	(11.4)	29.6
Interest expense, net of interest income	0.1	--	6.6	17.6	24.3
Depreciation and amortization	22.3	20.1	7.7	4.0	54.1
Intercompany interest	12.2	9.4	(7.9)	(13.7)	--
EBITDA	80.2	60.8	42.1	(22.8)	160.3
Adjustments per the Credit Agreement	5.7	1.1	(4.2)	0.2	2.8
Adjusted EBITDA	$85.9	$61.9	$37.9	$(22.6)	$163.1

	Three Months Ended September 30, 2014
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$22.3	$19.1	$20.0	$(13.9)	$47.5
Add back:
Income taxes	13.4	11.0	12.1	(8.1)	28.4
Interest expense, net of interest income	0.1	--	4.7	15.4	20.2
Depreciation and amortization	19.7	19.1	7.7	2.4	48.9
Intercompany interest	12.8	9.4	(5.8)	(16.4)	--
EBITDA	68.3	58.6	38.7	(20.6)	145.0
Adjustments per the Credit Agreement	5.6	0.7	(2.4)	0.2	4.1
Adjusted EBITDA	$73.9	$59.3	$36.3	$(20.4)	$149.1

	Nine Months Ended September 30, 2015
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$84.1	$69.5	$61.8	$(49.1)	$166.3
Add back:
Income taxes	48.4	41.3	37.9	(28.6)	99.0
Interest expense, net of interest income	0.4	--	17.2	49.4	67.0
Depreciation and amortization	63.8	59.1	23.2	10.7	156.8
Intercompany interest	37.6	28.2	(17.4)	(48.4)	--
EBITDA	234.3	198.1	122.7	(66.0)	489.1
Adjustments per the Credit Agreement	16.7	1.4	(12.1)	0.2	6.2
Adjusted EBITDA	$251.0	$199.5	$110.6	$(65.8)	$495.3

	Nine Months Ended September 30, 2014
(Dollars in millions), (Unaudited)	ADESA	IAA	AFC	Corporate	Consolidated

Net income (loss)	$62.5	$61.2	$56.7	$(61.4)	$119.0
Add back:
Income taxes	35.7	36.0	34.7	(38.1)	68.3
Interest expense, net of interest income	0.5	0.2	13.8	50.6	65.1
Depreciation and amortization	59.0	56.6	22.7	7.0	145.3
Intercompany interest	37.6	28.3	(17.6)	(48.3)	--
EBITDA	195.3	182.3	110.3	(90.2)	397.7
Adjustments per the Credit Agreement	20.8	5.1	(5.4)	32.1	52.6
Adjusted EBITDA	$216.1	$187.4	$104.9	$(58.1)	$450.3

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015	September 30, 2015

Net income (loss)	$50.3	$54.5	$59.5	$52.3	$216.6
Add back:
Income taxes	27.4	34.6	34.8	29.6	126.4
Interest expense, net of interest income	20.8	20.9	21.8	24.3	87.8
Depreciation and amortization	51.3	50.9	51.8	54.1	208.1
EBITDA	149.8	160.9	167.9	160.3	638.9
Other adjustments per the Credit Agreement	0.6	0.9	2.0	2.4	5.9
Non-cash charges	2.0	4.3	4.3	5.5	16.1
AFC interest expense	(3.9)	(3.9)	(4.2)	(5.1)	(17.1)
Adjusted EBITDA	$148.5	$162.2	$170.0	$163.1	$643.8

Segment Results
Impact of Foreign Currency
The strengthening of the U.S. dollar has had a significant impact on the reporting of our Canadian operations in U.S. dollars. For the three months ended September 30, 2015, fluctuations in the Canadian exchange rate decreased revenue by $15.2 million, operating profit by $5.4 million, net income by $3.0 million and net income per diluted share by $0.02. For the nine months ended September 30, 2015, fluctuations in the Canadian exchange rate decreased revenue by $34.9 million, operating profit by $11.8 million, net income by $6.5 million and net income per diluted share by $0.05.

ADESA Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2015	2014	2015	2014
ADESA revenue	$351.4	$308.1	$1,024.4	$908.0
Cost of services*	199.2	174.6	578.1	512.5
Gross profit*	152.2	133.5	446.3	395.5
Selling, general and administrative	71.3	64.1	207.3	196.7
Depreciation and amortization	22.3	19.7	63.8	59.0
Operating profit	$58.6	$49.7	$175.2	$139.8
EBITDA	$80.2	$68.3	$234.3	$195.3
Adjustments per the Credit Agreement	5.7	5.6	16.7	20.8
Adjusted EBITDA	$85.9	$73.9	$251.0	$216.1
* Exclusive of depreciation and amortization
Overview of ADESA Results for the Three Months Ended September 30, 2015 and 2014
Revenue
Revenue from ADESA increased $43.3 million, or 14%, to $351.4 million for the three months ended September 30, 2015, compared with $308.1 million for the three months ended September 30, 2014. The increase in revenue was primarily a result of a 15% increase in the number of vehicles sold, partially offset by a 1% decrease in revenue per vehicle sold, which included the impact of a decrease in revenues of $11.3 million due to fluctuations in the Canadian exchange rate.
The increase in volume sold was primarily attributable to an increase in institutional volume, including vehicles sold on our online only platform, as well as a 10% increase in dealer consignment units sold for the three months ended September 30, 2015 compared with the three months ended September 30, 2014. Online sales volume for ADESA represented approximately 38% of the total vehicles sold in the third quarter of 2015, compared with approximately 36% in the third quarter of 2014. "Online sales" includes the following: (i) selling vehicles directly from a dealership or other interim storage location (upstream selling); (ii) online solutions that offer vehicles for sale while in transit to auction locations (midstream selling); (iii) simultaneously broadcasting video and audio of the physical auctions to online bidders (LiveBlock®); and (iv) bulletin-board or real-time online auctions (DealerBlock®). Both the upstream and midstream selling represent online only sales, which accounted for over half of ADESA's online sales volume. ADESA sold approximately 146,000 and 120,000 vehicles through its online only offerings in the third quarter of 2015 and 2014, respectively, of which approximately 90,000 and 80,000 represented vehicle sales to grounding dealers in the third quarter of 2015 and 2014, respectively. For the three months ended September 30, 2015, dealer consignment vehicles represented approximately 52% of used vehicles sold at ADESA physical auction locations, compared with approximately 53% for the three months ended September 30, 2014. Vehicles sold at physical auction locations increased 13% in the third quarter of 2015, compared with the third quarter of 2014. The used vehicle conversion percentage at physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 56.9% for the three months ended September 30, 2015, compared with 54.5% for the three months ended September 30, 2014.
Total revenue per vehicle sold decreased to approximately $561 for the three months ended September 30, 2015, compared with approximately $565 for the three months ended September 30, 2014, and included the impact of a decrease in revenue per vehicle sold of $18 due to fluctuations in the Canadian exchange rate. Physical auction revenue per vehicle sold increased to $699 for the three months ended September 30, 2015, from $697 for the three months ended September 30, 2014. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue, including revenue from AutoVIN, MobileTrac and AutoNiq, partially offset by a decrease in physical auction revenue per vehicle sold of $22 due to fluctuations in the Canadian exchange rate. Online only auction revenue per vehicle sold increased $13 to $110 for the three months ended September 30, 2015, compared with $97 for the three months ended September 30, 2014. The increase in online only auction revenue per vehicle sold was attributable to an increase in fees per car sold, primarily due to an increase in the number of cars sold in open sales, partially offset by a decrease in online only auction revenue per vehicle sold of $4 due to fluctuations in the Canadian exchange rate. The revenue per vehicle sold in an open online only auction is greater than the revenue per vehicle sold in closed sales.
Gross Profit
For the three months ended September 30, 2015, gross profit for ADESA increased $18.7 million, or 14%, to $152.2 million, compared with $133.5 million for the three months ended September 30, 2014. Gross profit for ADESA was 43.3% of revenue for the three months ended September 30, 2015 and 2014. The increase in gross profit for the three months ended September 30, 2015, compared with the three months ended September 30, 2014, was primarily the result of the increase in vehicles sold.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $7.2 million, or 11%, to $71.3 million for the three months ended September 30, 2015, compared with $64.1 million for the three months ended September 30, 2014, primarily due to increases in selling, general and administrative expenses associated with acquisitions of $3.0 million, compensation expense of $2.5 million, marketing expenses of $1.3 million, incentive-based compensation expense of $1.2 million, the loss on disposal of certain assets of $1.2 million, as well as increases in travel and telecom expenses, partially offset by fluctuations in the Canadian exchange rate of $2.1 million and a decrease in stock-based compensation expense of $1.4 million.
Overview of ADESA Results for the Nine Months Ended September 30, 2015 and 2014
Revenue
Revenue from ADESA increased $116.4 million, or 13%, to $1,024.4 million for the nine months ended September 30, 2015, compared with $908.0 million for the nine months ended September 30, 2014. The increase in revenue was primarily a result of a 12% increase in the number of vehicles sold, as well as a 1% increase in revenue per vehicle sold, which included the impact of a decrease in revenues of $25.2 million due to fluctuations in the Canadian exchange rate.
The increase in volume sold was primarily attributable to an increase in institutional volume, including vehicles sold on our online only platform, as well as a 6% increase in dealer consignment units sold for the nine months ended September 30, 2015 compared with the nine months ended September 30, 2014. Online sales volume for ADESA represented approximately 40% of the total vehicles sold in the first nine months of 2015, compared with approximately 38% in the first nine months of 2014. Both the upstream and midstream selling represent online only sales, which accounted for over half of ADESA's online sales volume. ADESA sold approximately 440,000 and 381,000 vehicles through its online only offerings in the first nine months of 2015 and 2014, respectively, of which approximately 272,000 and 240,000 represented vehicle sales to grounding dealers in the first nine months of 2015 and 2014, respectively. For the nine months ended September 30, 2015, dealer consignment vehicles represented approximately 50% of used vehicles sold at ADESA physical auction locations, compared with approximately 52% for the nine months ended September 30, 2014. Vehicles sold at physical auction locations increased 11% in the first nine months of 2015, compared with the first nine months of 2014. The used vehicle conversion percentage at physical auction locations, calculated as the number of vehicles sold as a percentage of the number of vehicles entered for sale at our ADESA auctions, increased to 59.0% for the nine months ended September 30, 2015, compared with 58.7% for the nine months ended September 30, 2014.
Total revenue per vehicle sold increased to approximately $551 for the nine months ended September 30, 2015, compared with approximately $548 for the nine months ended September 30, 2014, and included the impact of a decrease in revenue per vehicle sold of $14 due to fluctuations in the Canadian exchange rate. Physical auction revenue per vehicle sold increased $9, or 1%, to $689 for the nine months ended September 30, 2015, compared with $680 for the nine months ended September 30, 2014. Physical auction revenue per vehicle sold includes revenue from seller and buyer auction fees and ancillary and other related services, which includes non-auction services. The increase in physical auction revenue per vehicle sold was primarily attributable to an increase in lower margin ancillary and other related services revenue, including revenue from AutoVIN, MobileTrac and AutoNiq, partially offset by a decrease in physical auction revenue per vehicle sold of $17 due to fluctuations in the Canadian exchange rate. Online only auction revenue per vehicle sold increased $2 to $105 for the nine months ended September 30, 2015, compared with $103 for the nine months ended September 30, 2014. The increase in online only auction revenue per vehicle sold was attributable to an increase in fees per car sold, primarily due to an increase in the number of cars sold in closed sales to non-grounding dealers, as well as an increase in the number of cars sold in open sales, partially offset by a decrease in online only auction revenue per vehicle sold of $3 due to fluctuations in the Canadian exchange rate.
Gross Profit
For the nine months ended September 30, 2015, gross profit for ADESA increased $50.8 million, or 13%, to $446.3 million, compared with $395.5 million for the nine months ended September 30, 2014. Gross profit for ADESA was 43.6% of revenue for the nine months ended September 30, 2015 and 2014. The increase in gross profit for the nine months ended September 30, 2015, compared with the nine months ended September 30, 2014, was primarily the result of the increase in vehicles sold.
Selling, General and Administrative
Selling, general and administrative expenses for the ADESA segment increased $10.6 million, or 5%, to $207.3 million for the nine months ended September 30, 2015, compared with $196.7 million for the nine months ended September 30, 2014, primarily due to increases in compensation expense of $6.3 million, selling, general and administrative expenses associated with acquisitions of $4.6 million, marketing expenses of $2.8 million, incentive-based compensation expense of $2.5 million, the loss on disposal of certain assets of $2.1 million, increases in acquisition-related professional fees of $1.9 million, travel expenses of $1.5 million, supply expenses of $1.1 million and other professional fees of $0.9 million, partially offset by a decrease in stock-based compensation expense of $8.9 million and fluctuations in the Canadian exchange rate of $4.5 million.

IAA Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2015	2014	2015	2014
IAA revenue	$246.2	$217.5	$732.8	$666.3
Cost of services*	158.9	135.4	460.6	410.3
Gross profit*	87.3	82.1	272.2	256.0
Selling, general and administrative	25.6	23.5	72.6	73.6
Depreciation and amortization	20.1	19.1	59.1	56.6
Operating profit	$41.6	$39.5	$140.5	$125.8
EBITDA	$60.8	$58.6	$198.1	$182.3
Adjustments per the Credit Agreement	1.1	0.7	1.4	5.1
Adjusted EBITDA	$61.9	$59.3	$199.5	$187.4
* Exclusive of depreciation and amortization
Overview of IAA Results for the Three Months Ended September 30, 2015 and 2014
Revenue
Revenue from IAA increased $28.7 million, or 13%, to $246.2 million for the three months ended September 30, 2015, compared with $217.5 million for the three months ended September 30, 2014. The increase in revenue was a result of an increase in vehicles sold of approximately 16% for the three months ended September 30, 2015, partially offset by a 3% decrease in revenue per vehicle sold, which included the impact of a decrease in revenues of $3.1 million due to fluctuations in the Canadian exchange rate. Revenue per vehicle sold was also negatively impacted by lower average auction prices due to a decrease in scrap prices and the impact of a strong U.S. dollar. IAA's total loss vehicle inventory increased approximately 20% at September 30, 2015, as compared to September 30, 2014. Vehicles sold under purchase agreements were approximately 7% of total salvage vehicles sold for the three months ended September 30, 2015, compared with approximately 6% for the three months ended September 30, 2014. The 1% increase in vehicles sold under purchase agreements is representative of vehicles sold by HBC. Online sales volumes for IAA for the three months ended September 30, 2015 and 2014 represented over half of the total vehicles sold by IAA.
Gross Profit
For the three months ended September 30, 2015, gross profit at IAA increased to $87.3 million, or 35.5% of revenue, compared with $82.1 million, or 37.7% of revenue, for the three months ended September 30, 2014. The increase in gross profit was mainly attributable to a 13% increase in revenue, partially offset by a 17% increase in cost of services related to purchase contracts and volume growth. For the three months ended September 30, 2015, HBC had revenue of approximately $9.8 million and cost of services of approximately $9.1 million, as the majority of HBC's vehicles are sold under purchase contracts. HBC accounted for a 1.2% decrease in IAA's gross profit margin percentage for the three months ended September 30, 2015. In addition, the reduction in gross profit on North American purchase contract vehicles accounted for a 0.4% decrease in IAA's gross profit margin percentage for the three months ended September 30, 2015.
Selling, General and Administrative
Selling, general and administrative expenses at IAA increased $2.1 million, or 9%, to $25.6 million for the three months ended September 30, 2015, compared with $23.5 million for the three months ended September 30, 2014. The increase in selling, general and administrative expenses was primarily attributable to increases in telecom costs of $1.0 million, compensation expense of $0.9 million and the inclusion of expenses associated with HBC of $0.8 million, partially offset by a decrease in stock-based compensation expense of $0.8 million.

Overview of IAA Results for the Nine Months Ended September 30, 2015 and 2014
Revenue
Revenue from IAA increased $66.5 million, or 10%, to $732.8 million for the nine months ended September 30, 2015, compared with $666.3 million for the nine months ended September 30, 2014. The increase in revenue was a result of an increase in vehicles sold of approximately 13% for the nine months ended September 30, 2015, partially offset by a 3% decrease in revenue per vehicle sold, which included the impact of a decrease in revenues of $7.9 million due to fluctuations in the Canadian exchange rate. Revenue per vehicle sold was also negatively impacted by lower average auction prices due to a decrease in scrap prices and the impact of a strong U.S. dollar. Vehicles sold under purchase agreements were approximately 7% of total salvage vehicles sold for the nine months ended September 30, 2015, compared with approximately 6% for the nine months ended September 30, 2014. The 1% increase in vehicles sold under purchase agreements is representative of vehicles sold by HBC. Online sales volumes for IAA for the nine months ended September 30, 2015 and 2014 represented over half of the total vehicles sold by IAA.
Gross Profit
For the nine months ended September 30, 2015, gross profit at IAA increased to $272.2 million, or 37.1% of revenue, compared with $256.0 million, or 38.4% of revenue, for the nine months ended September 30, 2014. The increase in gross profit was mainly attributable to a 10% increase in revenue, partially offset by a 12% increase in cost of services related to purchase contracts and volume growth. For the nine months ended September 30, 2015, HBC had revenue of approximately $14.0 million and cost of services of approximately $13.0 million, as the majority of HBC's vehicles are sold under purchase contracts. HBC accounted for a 0.6% decrease in IAA's gross profit margin percentage for the nine months ended September 30, 2015. In addition, the reduction in gross profit on North American purchase contract vehicles accounted for a 0.5% decrease in IAA's gross profit margin percentage for the nine months ended September 30, 2015.
Selling, General and Administrative
Selling, general and administrative expenses at IAA decreased $1.0 million, or 1%, to $72.6 million for the nine months ended September 30, 2015, compared with $73.6 million for the nine months ended September 30, 2014. The decrease in selling, general and administrative expenses was primarily attributable to decreases in stock-based compensation expense of $5.1 million, non-income based taxes of $0.9 million and bad debt expense of $0.8 million, partially offset by increases in telecom costs of $2.9 million, compensation expense of $1.2 million, the inclusion of expenses associated with HBC of $1.1 million and professional fees of $0.8 million.

AFC Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions except volumes and per loan amounts)	2015	2014	2015	2014
AFC revenue	$69.1	$63.5	$200.2	$184.2
Cost of services*	20.0	18.0	58.0	51.8
Gross profit*	49.1	45.5	142.2	132.4
Selling, general and administrative	7.0	6.8	21.0	22.1
Depreciation and amortization	7.7	7.7	23.2	22.7
Operating profit	$34.4	$31.0	$98.0	$87.6
EBITDA	$42.1	$38.7	$122.7	$110.3
Adjustments per the Credit Agreement	(4.2)	(2.4)	(12.1)	(5.4)
Adjusted EBITDA	$37.9	$36.3	$110.6	$104.9

Loan transactions	405,116	358,800	1,198,473	1,071,161
Revenue per loan transaction, excluding “Other service revenue”	$153	$158	$150	$155
* Exclusive of depreciation and amortization
Overview of AFC Results for the Three Months Ended September 30, 2015 and 2014
Revenue
For the three months ended September 30, 2015, AFC revenue increased $5.6 million, or 9%, to $69.1 million, compared with $63.5 million for the three months ended September 30, 2014. The increase in revenue was the result of a 13% increase in loan transactions and an increase of 6% in "Other service revenue" generated by PWI, partially offset by a 3% decrease in revenue per loan transaction for the three months ended September 30, 2015, which included the impact of a decrease in revenues of $0.8 million, or $2 per loan transaction, due to fluctuations in the Canadian exchange rate. In addition, managed receivables increased to $1,529.6 million at September 30, 2015 from $1,285.3 million at September 30, 2014.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $5, or 3%, primarily as a result of a decrease in fee income, as well as fluctuations in the Canadian exchange rate, partially offset by a decrease in the provision for credit losses and increases in average portfolio duration, other revenue and average loan values. Revenue per loan transaction excludes "Other service revenue."
Gross Profit
For the three months ended September 30, 2015, gross profit for the AFC segment increased $3.6 million, or 8%, to $49.1 million, or 71.1% of revenue, compared with $45.5 million, or 71.7% of revenue, for the three months ended September 30, 2014, primarily as a result of a 9% increase in revenue, partially offset by an 11% increase in cost of services. The floorplan lending business gross profit margin percentage decreased from 78.2% to 77.4% as a result of lower revenue per loan transaction and increased compensation expense. The gross profit margin percentage in the warranty service contract business was approximately 15%.
Selling, General and Administrative
Selling, general and administrative expenses at AFC increased $0.2 million, or 3%, to $7.0 million for the three months ended September 30, 2015, compared with $6.8 million for the three months ended September 30, 2014. The increase was primarily attributable to increases in expenses associated with PWI's expansion into new markets and compensation expense, partially offset by a decrease in stock-based compensation expense.

Overview of AFC Results for the Nine Months Ended September 30, 2015 and 2014
Revenue
For the nine months ended September 30, 2015, AFC revenue increased $16.0 million, or 9%, to $200.2 million, compared with $184.2 million for the nine months ended September 30, 2014. The increase in revenue was the result of a 12% increase in loan transactions and an increase of 11% in "Other service revenue" generated by PWI, partially offset by a 3% decrease in revenue per loan transaction for the nine months ended September 30, 2015, which included the impact of a decrease in revenues of $1.7 million, or $1 per loan transaction, due to fluctuations in the Canadian exchange rate. In addition, managed receivables increased to $1,529.6 million at September 30, 2015 from $1,285.3 million at September 30, 2014.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $5, or 3%, primarily as a result of a decrease in fee income and fluctuations in the Canadian exchange rate, partially offset by increases in average loan values, other revenue and average portfolio duration. Revenue per loan transaction excludes "Other service revenue."
Gross Profit
For the nine months ended September 30, 2015, gross profit for the AFC segment increased $9.8 million, or 7%, to $142.2 million, or 71.0% of revenue, compared with $132.4 million, or 71.9% of revenue, for the nine months ended September 30, 2014, primarily as a result of a 9% increase in revenue, partially offset by a 12% increase in cost of services. The floorplan lending business gross profit margin percentage decreased from 78.4% to 77.5% as a result of lower revenue per loan transaction and increased compensation expense. The gross profit margin percentage in the warranty service contract business increased from 13.3% to 15.0% as a result of increased revenue growth and a decreased rate of service contract claims.
Selling, General and Administrative
Selling, general and administrative expenses at AFC decreased $1.1 million, or 5%, to $21.0 million for the nine months ended September 30, 2015, compared with $22.1 million for the nine months ended September 30, 2014. The decrease was primarily attributable to a decrease in stock-based compensation expense of $2.6 million, partially offset by increases in compensation expense and expenses associated with PWI.

LIQUIDITY AND CAPITAL RESOURCES
The company believes that the significant indicators of liquidity for its business are cash on hand, cash flow from operations, working capital and amounts available under its Credit Facility. The company’s principal sources of liquidity consist of cash generated by operations and borrowings under its revolving credit facility.

(Dollars in millions)	September 30, 2015	December 31, 2014	September 30, 2014
Cash and cash equivalents	$125.3	$152.9	$214.9
Restricted cash	15.0	17.0	16.2
Working capital	236.7	484.3	451.3
Amounts available under Credit Facility*	119.5	250.0	250.0
Cash flow from operations for the nine months ended	315.4		327.7

*KAR Auction Services, Inc. has a $250 million revolving line of credit as part of the company’s Credit Agreement and $130.5 million was drawn as of September 30, 2015. There were related outstanding letters of credit totaling approximately $28.6 million, $25.1 million and $26.4 million at September 30, 2015, December 31, 2014 and September 30, 2014, respectively, which reduced the amount available for borrowings under the revolving credit facility.

We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions. For the nine months ended September 30, 2015, the Company used cash of $92.3 million to purchase property, plant, equipment and computer software.

Summary of Cash Flows

	Nine Months Ended September 30,
(Dollars in millions)	2015	2014
Net cash provided by (used by):
Operating activities	$315.4	$327.7
Investing activities	(382.5)	(290.1)
Financing activities	53.6	(9.3)
Effect of exchange rate on cash	(14.1)	(5.0)
Net (decrease) increase in cash and cash equivalents	$(27.6)	$23.3
Cash flow from operating activities was $315.4 million for the nine months ended September 30, 2015, compared with $327.7 million for the nine months ended September 30, 2014. The decrease in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for auctions held near period-ends, as well as a net decrease in non-cash adjustments to net income, partially offset by increased profitability.
Net cash used by investing activities was $382.5 million for the nine months ended September 30, 2015, compared with $290.1 million for the nine months ended September 30, 2014. The increase in net cash used by investing activities was primarily attributable to:

•	an increase in cash used for acquisitions of approximately $84.3 million; and

•	an increase in capital expenditures of approximately $22.0 million;
partially offset by:

•	a decrease in the additional finance receivables held for investment of approximately $14.5 million.

Net cash provided by financing activities was $53.6 million for the nine months ended September 30, 2015, compared with net cash used by financing activities of $9.3 million for the nine months ended September 30, 2014. The increase in net cash from financing activities was primarily attributable to:

•
a larger increase in obligations collateralized by finance receivables of approximately $177.9 million, in part related to the amendment of the securitization agreement, including the reduction of the overcollateralization requirement; and

•	increased borrowings on the revolving credit facility of $130.5 million;
partially offset by:

•	a $227.6 million increase in cash used for the repurchase and retirement of common stock; and

•	a $10.1 million increase in dividends paid to stockholders for the nine months ended September 30, 2015, compared with the same period in 2014.

Acquisitions
The aggregate purchase price for the businesses acquired in the first nine months of 2015, net of cash acquired, was approximately $124.8 million, which includes estimated contingent payments with a fair value of $9.6 million. The maximum amount of undiscounted contingent payments related to these acquisitions could approximate $18.0 million. The purchase price for the acquired businesses was allocated to acquired assets and liabilities based upon fair values, including $31.6 million to intangible assets, representing the fair value of acquired customer relationships, tradenames and software, which are being amortized over their expected useful lives. The purchase accounting associated with these acquisitions is preliminary, subject to determination of working capital adjustments and final valuation results. The Company does not expect adjustments to the purchase accounting will be material. The acquisitions resulted in aggregate goodwill of $89.6 million. The goodwill is recorded in the ADESA Auctions and IAA reportable segments. The financial impact of these acquisitions, including pro forma financial results, was immaterial to the Company’s consolidated results.

Revenue and Adjusted EBITDA of the entities acquired in the first nine months of 2015 was approximately $110 million and approximately $15 million, respectively, for the last twelve months prior to acquisition. We expect these acquisitions to contribute approximately $5 million to $10 million of Adjusted EBITDA in 2015 and approximately $20 million to $25 million of Adjusted EBITDA after the businesses are fully integrated.

Operating Adjusted Net Income and Operating Adjusted Net Income Per Share
Depreciation expense for property and equipment and amortization expense of capitalized internally developed software costs relate to ongoing capital expenditures; however, amortization expense associated with acquired intangible assets, such as customer relationships, software, tradenames and noncompete agreements are not representative of ongoing capital expenditures, but have a continuing effect on our reported results. Non-GAAP financial measures of operating adjusted net income and operating adjusted net income per share, in the opinion of the company, provide comparability to other companies that may not have incurred these types of non-cash expenses or that report a similar measure. In addition, net income and net income per share have been adjusted for certain other charges, as seen in the following reconciliation.

The following table reconciles operating adjusted net income and operating adjusted net income per share to net income and net income per share for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2015	2014	2015	2014

Net income	$52.3	$47.5	$166.3	$119.0
Acquired amortization expense, net of tax (1)	14.3	13.3	40.9	40.6
Loss on extinguishment of debt, net of tax (2)	--	--	--	19.2
Operating adjusted net income	$66.6	$60.8	$207.2	$178.8

Net income per share – diluted	$0.37	$0.33	$1.16	$0.84
Acquired amortization expense, net of tax	0.10	0.10	0.29	0.28
Loss on extinguishment of debt, net of tax	--	--	--	0.14
Operating adjusted net income per share – diluted	$0.47	$0.43	$1.45	$1.26

Weighted average diluted shares	141.8	142.3	143.2	141.4

(1)
Acquired amortization expense was $22.4 million ($14.3 million net of tax) and $21.3 million ($13.3 million net of tax) for the three months ended September 30, 2015 and 2014, respectively. For the nine months ended September 30, 2015 and 2014 acquired amortization expense was $65.3 million ($40.9 million net of tax) and $64.0 million ($40.6 million net of tax), respectively.

(2)	We incurred a loss on the extinguishment of debt totaling $30.3 million ($19.2 million net of tax) for the nine months ended September 30, 2014.

Non-GAAP Financial Measures
The company provides historical and forward-looking non-GAAP measures called EBITDA, Adjusted EBITDA, free cash flow, adjusted net income, adjusted net income per share, operating adjusted net income and operating adjusted net income per share. Management believes that these measures provide investors additional meaningful methods to evaluate certain aspects of the company’s results period over period and for the other reasons set forth previously.
Earnings guidance also does not contemplate future items such as business development activities, strategic developments (such as restructurings or dispositions of assets or investments), significant expenses related to litigation and changes in applicable laws and regulations (including significant accounting and tax matters). The timing and amounts of these items are highly variable, difficult to predict, and of a potential size that could have a substantial impact on the company’s reported results for any given period. Prospective quantification of these items is generally not practicable. Forward-looking non-GAAP guidance excludes increased depreciation and amortization expense that resulted from the 2007 revaluation of the company’s assets, as well as one-time charges, net of taxes.